Exhibit 23
Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 (333-209668), of Provident Bancorp, Inc. of our report dated March 21, 2016, with respect to the consolidated financial statements of Provident Bancorp, Inc., which appears in this Annual Report on Form 10-K.
/s/ Whittlesey & Hadley, P.C.
Hartford, Connecticut March 28, 2016